Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use in this registration statement on Form S-1, including any amendments thereto, related appendices, exhibits and financial statements (the “Registration Statement”), for Lonestar Resources US Inc. of information from, and the inclusion of, our reports dated February 22, 2016, January 29, 2015 and March 22, 2014, with respect to estimates of reserves and future cash flows of Lonestar Resources, Inc. as of December 31, 2015, December 31, 2014 and December 31, 2013, respectively.

We further consent to all references to our firm as experts in the Registration Statement.

W.D. VON GONTEN & CO.

State of Texas Registration Number F-1855

/s/ W.D. VON GONTEN & CO.

Houston, Texas

December 5, 2016